Exhibit 99.1


UAL CORPORATION

NEWS FOR INVESTORS



                                   March 20, 1995


Dear Investors and Analysts:


During our last conference call, we indicated that there was a higher likelihood that we would need to revise our first quarter guidance. Since then, our actual results as well as recent industry events have caused us to change both our near-term and full-year expectations positively.

With this winter turning out to be one of the mildest on record, our completion factor is running ahead of seasonal averages and first quarter capacity will be up 5.5% over 1994. Looking further out, we expect that 1995 capacity will be up around 4% over 1994.

On the cost side, both the first quarter and full year should be significantly better than originally forecast. Through a combination of higher productivity, tight cost controls and a lower fuel price, we now anticipate that the first quarter's unit cost (excluding the ESOP charge), will be 5.5% to 6.5% better than last year's result.

We are currently forecasting that revenue will be somewhat below our original expectations primarily due to weaker-than-anticipated performance during the first half of the quarter.
For example, the January 17 earthquake in Kobe has depressed Japan-originating traffic (particularly during the just-ending mourning period). Additionally, domestic yield for the January to mid-February time-frame was below our original forecast.
Since then, we have seen an improvement in yield (and more recently in Pacific traffic), and recent industry pricing actions are clearly having a positive impact on our revenue projections.

Contract and other revenue will decline by approximately $25 million over 1994's first quarter results, primarily driven by reduced sales from our Fuel Corp. subsidiary, but in this low margin business most of this lower revenue is offset by lower expense. These results will, however, depress total unit revenue which we now expect to show a year-over-year decline of between 1.5% and 3.5%.

Finally, as you are aware, we agreed in principle last October to sell 10 aircraft to Mesa Airlines. If, as we currently expect, these transactions occur this quarter, United will post an approximately $40 million pre-tax gain due to this event.

For the full year, on a fully distributed basis, we believe that we will show improvement in both our operating and net income over 1994.

First, we are extremely pleased by recent developments on the cost side, and expect that many of the favorable expense trends seen so far this year will continue. For example, we are now forecasting only a 3% to 4% increase in fuel price for 1995 (vs.
the 8% to 10% we discussed in November). Additionally, as we move further into the year, commission expense will fully reflect the savings resulting from the recently announced changes in the domestic commission structure. Thus, we now believe that 1995's unit cost should be comparable to 1994's 8.6 cents level. Of course, this projection excludes all ESOP-related costs in both years.

On the revenue side, we expect domestic yields to benefit from a variety of actions only partially reflected in the first quarter forecast. In addition to the pricing actions previously discussed (which have raised fares both nation-wide and, to a greater degree, in local Denver markets), we expect load factor (and yield) to benefit from slower domestic capacity growth in the latter half of the year. Additionally, Midway Airlines transferring its operations to Raleigh-Durham (effective March
1), as well as the ongoing reductions in Continental Lite flying will, we believe, serve to stabilize the fare environment in our Chicago-east markets.




                                   /s/ Lynn Hughitt

                                   Lynn Hughitt